Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Files No. 333-222234 and 333-216963), Form S-3 (Files No. 333-286442, 333-283994, 333-235335, 333-229372, 333-227718, and 333-221406), and Form S-8 (Files No. 333-288997, 333-284637, 333-284636, 333-276904, 333-276903, 333-269701, 333-269700, 333-264272, 333-264271, 333-258459, 333-258458, 333-256343, 333-248529, and 333-231674) of our report dated March 24, 2025, except for the effects of the reverse stock split described in Note 3, as to which the date is March 27, 2026, with respect to the consolidated financial statements of PAVmed Inc. and Subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

March 27, 2026